Exhibit 99.1

CASCADE BANCORP

July 31, 2003

NEWS RELEASE

FOR IMMEDIATE RELEASE CONTACT:
Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp (541) 385-6205
William A. Haden, EVP, Southern Oregon Region, Cascade Bancorp (541) 773-9150
Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526

(NASDAQ: CACB)

CASCADE BANCORP (OREGON) STEPS UP SOUTHERN OREGON EXPANSION WITH ACQUISITION OF COMMUNITY BANK OF GRANTS PASS

BEND, OR, July 31/PRNewswire-Second Call/ — Cascade Bancorp (Nasdaq: CACB), parent company of Bank of the Cascades, announced today an agreement to acquire Community Bank of Grants Pass (CBGP), a community bank headquartered in Grants Pass, Oregon with approximately $50 million in assets. The transaction will jump-start Cascade’s recently announced expansion into southern Oregon, headed by long-time local banker and Executive Vice President Bill Haden. Bank of the Cascades opened its first de novo branch in Medford, Oregon July 14th. Similar to Bank of the Cascades, Community Bank of Grants Pass is a high performing community bank in a growing, quality-of-life market. The city of Grants Pass is located along Interstate-5, about 20 freeway minutes from Medford.

Mike Peil, President of CBGP remarked “Our partnering with Bank of the Cascades will enable us to complement our hometown bank heritage with top-tier technology and business banking services. We believe combining our organizations will result in an outstanding match for our customers, community, employees, and shareholders.” Peil will continue to lead the lending team in the Josephine County market.

Acquisition Strategy:

“This transaction is a logical joining of complementary markets and organizations,” remarked Patricia L. Moss, President and CEO of Cascade Bancorp. “Both markets are quality-of-life communities that are attracting new residents who value personal-touch community banking. We are pleased that our resources will allow an enhancement of service and conveniences to CBGP customers. A higher lending capacity, and improved cash management related business services will be available to business customers, as well as technology-based services, including Check Cards, Internet Banking and Internet Bill Payer available to personal banking customers.” Moss continued, “Combining organizations will serve to benefit Bank of the Cascades by accelerating our expansion into southern Oregon and joining with the strong community bank team that CBGP has developed over the years.”

EVP Haden remarked “Upon completion of the transaction, the combined entity will have a higher lending limit and the capacity and technology to meet the banking needs of the growing businesses in Grants Pass.” When combined, a legal lending limit of over $15 million will supply more funds to finance business loans and lines of credit including Commercial Operating Loans, Commercial Term Loans, Short-term Business loans, Commercial Real Estate Loans, SBA Loans, residential mortgages and more. Haden went on to say “Our Community Bank of Grants Pass is recognized as an established quality banking organization in the Rogue Valley. Their focus on service and community is inherent in their culture.” Haden continued, “Bank of the Cascades has long been recognized in central Oregon and Salem for a similar commitment to customer and community. The partnership of these two organizations will allow for an outstanding customer experience.”

Shareholder and Transaction Detail:

CBGP shareholders will receive one share of CACB stock for each share of CBGP stock. At CACB’s recent stock price of $18, the value of the transaction is approximately $11.9 million, about 230% of book value or 17.6x last twelve months earnings reported by CBGP. Cascade has a 33% market share in Deschutes County, Oregon, which has grown at a rate in the 98th percentile of county growth nationwide over the past decade.

The exchange of shares is expected to be tax-free to the CBGP shareholders. Cascade Bancorp anticipates the acquisition will be accretive to shareholders within the first full year of operations. The combination is subject to due diligence, regulatory and CBGP shareholder approval. The combination of Cascade Bancorp with CBGP will have assets in excess of $730 million, deposits of $640 million and tangible equity of approximately $62 million.

Dorian Corliss, CEO of CBGP will serve the combined organization in a community relations and business development role in the Grants Pass area. Corliss said, “Joining forces with Bank of the Cascades is an outstanding opportunity for our stockholders to partner with one of the top performing community banks in the nation, and thereby become stakeholders in both the success of an expanding southern Oregon presence as well as the rapid growth of the Company’s other Oregon markets.”

Bank of the Cascades Overview & Business Strategy:

The business strategy of the Company and its principal subsidiary, Bank of the Cascades, focuses on personal-touch relationship banking, competitive financial products, and advanced technology applied for the convenience of customers. The Company strives to recruit and retain the best in-market bankers to expand its competitive advantage. Recently the Company was ranked number three in the nation by both US Banker magazine (July 2003) and Independent Banker magazine (June 2003) based on Return on Equity, a key indicator of financial success.

Founded in 1976, Bank of the Cascades, headquartered in Bend, Oregon, is the market share leader in one of the fastest growing regions in the Northwest. The Bank has assets of $685 million at 6/30/03 and is publicly traded on the Nasdaq exchange under the symbol CACB. A total of 14 branches, with nine throughout central Oregon, and four in the Salem/Keizer area and one in Medford, Oregon provide full-service community banking including mortgage and private financial services. An additional Bend area branch is under construction in the Old Mill district scheduled to open in early 2004. For further information on the Company, please visit http://www.botc.com.

Forward Looking Info Statement:

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.